Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Integrated BioPharma, Inc. on Form S-8 (File Nos. 333-229069, 333-37509, 333-87456 and 333-87458) and Form S-3 (File Nos. 333-144155 and 333-149855) of our report dated September 20, 2024, with respect to our audits of the consolidated financial statements of Integrated BioPharma, Inc. as of June 30, 2024 and June 30, 2023 and for the two years in the period ended June 30, 2024, which report is included in this Annual Report on Form 10-K of Integrated BioPharma, Inc. for the year ended June 30, 2024.

/s/ Marcum LLP

Marcum LLP

East Hanover, NJ

September 20, 2024